Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:
Larry Kenyon, Chief Financial Officer	Paul Arndt, Corporate Communications Manager
lkenyon@neophrm.com	parndt@neophrm.com
847-295-8678 x 210	847-295-8678 x 215

NEOPHARM ANNOUNCES JAPANESE LICENSING AGREEMENT FOR

IL13-PE38QQR WITH NIPPON KAYAKU

$2 Million Up-Front Licensing Fee and Up to

Additional $14 Million in Future Fees and Milestones

LAKE FOREST, Illinois – January 4, 2005 – NeoPharm, Inc. (Nasdaq: NEOL) today announced that Nippon Kayaku Co., Ltd. has signed an exclusive license agreement with NeoPharm for the Japanese development rights for IL13-PE38QQR, generically known as cintredekin besudotox (sin'' tre dek' in be soo' doe tox), which is NeoPharm’s lead drug candidate for the treatment of glioblastoma multiforme (GBM).

According to terms of the agreement, NeoPharm received an initial up-front license fee of $2 million.  Nippon Kayaku is responsible for all development costs in Japan.  NeoPharm will receive an additional $2 million payment upon filing for approval of cintredekin besudotox in Japan, and a $4 million payment upon publication of cintredekin besudotox in the NHI pricing guide by the Japanese ministry of Health, Labor, and Welfare.  NeoPharm will also be entitled to receive royalty payments once commercial sales have commenced, as well as milestone payments tied to cumulative net sales levels post-launch.

“We are very pleased to sign this license agreement for with Nippon Kayaku,” said Gregory P. Young, NeoPharm’s President and Chief Executive Officer.  “We had a company goal of increasing our licensing activity.  With two deals signed in 2004, we are pleased with our progress.  I expect licensing to play a key role as we move forward.  Both NeoPharm and Nippon Kayaku have spent a great deal of time and energy to bring this deal to fruition.  We expect Nippon Kayaku to be a great partner as we attempt to bring the potential benefits of cintredekin besudotox to patients in Japan suffering from GBM.”

About Cintredekin Besudotox (IL13-PE38QQR)

NeoPharm has determined that the key to making a useful tumor-targeting drug is the targeting mechanism that selects tumor cells while ignoring healthy ones.  Cintredekin besudotox is a recombinant protein consisting of a single molecule composed of two parts:  a tumor-targeting molecule (interleukin-13) and a cytotoxic agent (Pseudomonas Exotoxin, or PE).  IL13 receptors are found on malignant glioma cells, but not on healthy brain cells.  The IL13 portion binds to receptors on the tumor like a key fits into a lock.  The cancer cell latches onto and absorbs the IL13 and the attached PE, causing destruction of the cancer cell.  Healthy brain cells appear to be unharmed because they do not have the IL13 receptors, and thus do not ingest the PE. IL13-PE38QQR has received orphan drug designation in Europe and the U.S., and fast track drug development program status from the U.S. Food and Drug Administration (FDA). NeoPharm’s IL13-PE38QQR development program was also selected to participate in the FDA Continuous

Marketing Application (CMA) Pilot 2 Program. Currently, IL13-PE38QQR is being tested in the ongoing Phase III “PRECISE” clinical trial (www.precisetrial.com) in patients with first recurrent GBM.

About Nippon Kayaku

Founded in 1916, Nippon Kayaku is a leading Japanese pharmaceutical, agriculture, and chemical company with over $1.2 billion in revenues.  In their Pharmaceutical Division, they manufacture and sell anti-cancer drugs, cardiovascular drugs, immunosuppressants, and other pharmaceuticals and diagnostics for prescription.  In the anti-cancer drug field in particular, they offer a lineup of 15 anti-cancer drug products, and are at the top level worldwide both in terms of technology and business performance.  They are working with cutting-edge technologies, and have recently entered the clinical phase in development of DDS (Drug Delivery System) pharmaceuticals utilizing nanotechnology.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at: www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements.  Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to, cintredekin besudotox (IL13-PE38QQR), progress and outcomes of clinical trials of the Company’s drug product candidates, including the PRECISE Trial, and any other statements that are not historical facts.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to cintredekin besudotox, uncertainty regarding the ability of licensees of our drugs, including, but not limited to, cintredekin besudotox, to obtain necessary foreign drug approvals or to adequately develop foreign markets,  uncertainty regarding the availability of third party production capacity, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to, cintredekin besudotox, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.